UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
____________________________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2021
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Del Taco Restaurants, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-36197			46-3340980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)			(I.R.S. Employer Identification Number)

25521 Commercentre Drive
	Lake Forest,	California	92630
(Address of Principal executive offices, including Zip Code)

	(949)	462-9300
(Registrant’s telephone number, including area code)

__________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value	TACO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On December 5, 2021, Del Taco Restaurants, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jack in the Box Inc., a Delaware corporation (“Parent”).

Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, a wholly-owned subsidiary of Parent (“Merger Sub”) will merge with and into the Company (the “Merger”), with the Company as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each share of common stock of the Company (“Company Common Stock”) then outstanding will be converted into the right to receive $12.51 in cash, without interest (the “Per Share Merger Consideration”), less any applicable withholding taxes, other than (1) any shares as to which dissenters’ rights have been perfected (and not withdrawn or lost) in accordance with applicable law (which will be cancelled and converted into the right to receive a payment determined in accordance with Section 262 of the Delaware General Corporation Law), and (2) certain non-accelerating restricted stock awards (which will be treated as described below).

The Merger Agreement provides that, at the Effective Time, each of the Company’s then outstanding equity awards will be treated as follows: (1) each unexercised option to acquire Company Common Stock will vest and will be converted into the right to receive cash in an amount equal to the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such option to acquire Company Common Stock multiplied by the number of shares of Company Common Stock subject to such option; (2) each restricted stock award (other than certain non-accelerating restricted stock awards granted to the Company’s executive officers) will vest and will be converted into the right to receive cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock subject to such restricted stock award; and (3) each outstanding performance-based restricted stock unit award will vest and will be converted into the right to receive cash in an amount equal to the Per Share Merger Consideration multiplied by the maximum number of shares of Company Common Stock subject to such performance-based restricted stock unit award. The non-accelerating restricted stock awards will be converted into restricted stock awards with respect to Parent common stock.

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of closing conditions set forth in the Merger Agreement, including, among others, (1) the approval of the Company’s stockholders, (2) the expiration or termination of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (3) the absence of a “Material Adverse Effect” (as defined in the Merger Agreement) with respect to the Company.

The Merger Agreement contains termination rights for each of Parent and the Company, including, among others, if the Merger has not been consummated by June 6, 2022, which may be extended until September 6, 2022 if clearance under the HSR Act has not been obtained. Upon termination of the Merger Agreement under specified circumstances, generally relating to alternative acquisition proposals or an adverse change in the Company’s board of directors’ recommendation in favor of the Merger, the Company would be required to pay Parent a termination fee of $14.2 million. Upon termination of the Merger Agreement under specified circumstances, generally relating to a failure by Parent to consummate the Merger when required to do so pursuant to the terms of the Merger Agreement, Parent would be required to pay the Company a reverse termination fee of $28.4 million.

Each of the Company, Parent and Merger Sub has made customary representations and warranties and covenants in the Merger Agreement, including covenants to use their respective reasonable best efforts to effect the transaction, including securing required regulatory approvals. In addition, the Company has agreed to other customary covenants, including, among others, covenants to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the closing of the Merger.

The Company will be subject to customary restrictions on soliciting or initiating discussions with respect to alternative acquisition proposals and restrictions on its ability to respond to or enter into any agreement with respect to an alternative acquisition proposal, subject to certain limited exceptions to permit the Company’s board of directors to comply with its fiduciary duties. In the event that the board of directors of the Company receives an alternative acquisition proposal that it determines constitutes a Superior Proposal (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, the Company may, subject to compliance with requirements to provide notice to and a period for Parent to match such proposal, payment of the termination fee payable by the Company to Parent described above and other conditions and requirements set forth in the Merger Agreement, terminate the Merger Agreement to accept the applicable Superior Proposal.

In connection with the execution of the Merger Agreement, certain of the Company’s stockholders holding, in the aggregate, approximately 16% of the outstanding shares of Company Common Stock, entered into voting agreements (the “Voting Agreements”) with Parent pursuant to which they agreed, among other things, to vote their respective shares of Company Common Stock in favor of the Merger.

The board of directors of the Company has unanimously determined that the Merger Agreement and the Merger are advisable and in the best interests of the Company’s stockholders, approved the Merger on the terms and subject to the conditions set forth in the Merger Agreement, adopted the Merger Agreement, and resolved to recommend that the stockholders of the Company adopt and approve this Merger Agreement, subject to the right of the board to withhold, withdraw, qualify or modify its recommendation in accordance with the Merger Agreement.

The foregoing description of the Merger Agreement, the Voting Agreements and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement and the Voting Agreements, copies of which are attached hereto as Exhibits 2.1 99.1 and 99.2 and are incorporated herein by reference.

The Merger Agreement has been included with this filing to provide investors and security holders with information regarding the terms of the Merger. It is not intended to provide any other factual information about the Company or Parent. The representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01    Other Events.

On December 6, 2021, Parent and the Company issued a joint press release announcing entry into the Merger Agreement. The full text of this press release is furnished on Exhibit 99.1 hereto and is incorporated herein by reference.

Cautionary Note Regarding Forward-Looking Statements
This communication contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company Common Stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the Company’s stockholders and the receipt of certain regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans; (vi) risks related to diverting management’s attention from the Company’s ongoing business operations; (vii) the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction; and (ix) other risks described in the Company’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC March 11, 2021 and subsequent filings made by the Company with the SEC. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It; Participants in the Solicitation
In connection with the proposed Merger, the Company intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed Merger. The proxy statement, any other relevant documents, and all other materials filed with the SEC concerning the Company are (or, when filed, will be) available free of charge at the SEC’s website at www.sec.gov and at the Investor Relations page on the Company’s corporate website at www.deltaco.com. Stockholders should read carefully the proxy statement and any other relevant documents that the Company files with the SEC when they become available before making any voting decision because they will contain important information about the Merger.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of the Company is included in the Company’s proxy statement for its 2021 Annual Meeting, which was filed with the SEC on April 13, 2021, and is supplemented by other public filings made, and to be made, with the SEC by the Company. These documents are available free of charge at the SEC’s website at www.sec.gov and at the Investor Relations page on the Company’s corporate website at www.deltaco.com.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated December 5, 2021, by and among Del Taco Restaurants, Inc. and Jack in the Box Inc.*
99.1	Joint Press Release, dated December 6, 2021, announcing entry into the Merger Agreement
99.2	Voting Agreement, dated December 5, 2021, by and among Jack in the Box Inc., Belfer Investment Partners LP and Lime Partners LLC.
99.3	Voting Agreement, dated December 5, 2021, by and among Jack in the Box Inc., Levy Family Partners LLC, Lawrence F. Levy, Ari Levy and other parties signatory thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*	Certain schedules and exhibits have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TACO RESTAURANTS, INC.

By:	/s/ Jack T. Tang
Name:	Jack T. Tang
Title:	Secretary and General Counsel

Date: December 6, 2021